Exhibit 5

Half-Year Report

Condensed Interim Financial Statements

as at 30 June 2021

(Unaudited)

https://coebank.org/

TABLE OF CONTENTS

Overview of financial results as at 30 June 2021	2

FINANCIAL STATEMENTS	3

The Bank's objectives	3

Sectors of action	3

Balance sheet	4

Income statement	5

Change of presentation of the Interest margin	6

Statement of comprehensive income	7

Statement of changes in equity	7

Statement of cash flows	8

NOTES TO THE FINANCIAL STATEMENTS	9

NOTE A - Summary of accounting methods applied by the Bank	9

NOTE B - Prudential framework	10

NOTE C - Financial assets and liabilities	12

NOTE D - Financial assets at fair value through equity and at amortised cost	13

NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue	15

NOTE F - Capital	16

NOTE G - Interest margin	17

CEB – Condensed Interim Financial Statements as at 30 June 2021	1

Overview of financial results as at 30 June 2021 (*)

As in 2020, the first six months of 2021 were marked by the COVID-19 pandemic and its economic and financial repercussions for the Council of Europe Development Bank (CEB or the Bank). In order to help its borrowers to mitigate the health, economic and social consequences of the pandemic, the Bank has provided considerable additional financing in the health, education, community services and civil protection sectors across its member states.

The level of activity at the end of June 2021 was higher than that of the previous year and has considerably exceeded the objectives set out in the current Development Plan 2020-2022. Besides the positive effect on the financial results related to the reduction of the provision required by IFRS, the CEB recorded no cost of risk related to a default of its counterparties as at 30 June 2021.

As at 30 June 2021, projects approved and loans disbursed amounted to € 2.5 billion and € 2.4 billion, respectively. On the same date, the stock of projects approved awaiting financing amounted to € 9.4 billion (31 December 2020: € 9.5 billion), of which 47.9% were in favour of target countries in Central, Eastern and South-Eastern Europe. Loans outstanding (excluding accrued interest and value adjustments) increased to € 18.8 billion as at 30 June 2021 compared to € 17.4 billion at 31 December 2020.

Debt securities in issue (excluding accrued interest and value adjustments), including bonds and short-term borrowings (Euro Commercial Paper), amounted to € 26.4 billion as at 30 June 2021. During the first half of 2021, the Bank issued bonds with a principal amount of € 2.8 billion. The amount of outstanding bonds which support the Bank’s operations, increased from € 21.8 billion as at 31 December 2020 to € 24.1 billion as at 30 June 2021, mainly due to new issues during this period.

Net profit for the first half of 2021 amounted to € 51.7 million, i.e. an increase of € 20.8 million (67.4%) compared to the same period in 2020. This development is mainly due to the positive variation in the cost of risk (€ 17.8 million) and to the positive impact in the valuation of financial instruments (€ 2.9 million).

At 30 June 2021, equity stood at € 3 187.5 million, an increase of € 55.4 million compared to 31 December 2020 (€ 3 132.1 million). Own funds (equity plus uncalled capital) amounted to € 8 051.6 million compared to € 7 996.4 million as at 31 December 2020.

The prudential ratios of the Bank remained within their respective limits throughout the period.

In million euros
	30/06/2021 (*)	30/06/2020 (*)	31/12/2020
Projects approved	2 549	4 757	6 025
Stock of projects	9 351	10 437	9 514
Loans disbursed	2 375	2 448	4 448
Loans outstanding	18 763	16 872	17 427
Bonds issued	2 838	4 248	5 112
Debt securities in issue	26 383	25 552	21 843
Net profit	52	31	75
Equity	3 187	3 073	3 132
Own funds	8 052	7 938	7 996
Total assets	31 942	31 754	27 959

(*)	Unaudited

CEB – Condensed Interim Financial Statements as at 30 June 2021	2

FINANCIAL STATEMENTS

The Bank's objectives

"The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created".

(Articles of Agreement, Article II).

Sectors of action

The Bank contributes to the implementation of socially-orientated investment projects in favour of social cohesion. In accordance with Administrative Council Resolution 1611 (2019), it does so through three major sectorial lines of action, namely:

•	Inclusive growth: working to guarantee access to economic opportunities to ensure a prosperous future for all.

•	Support for vulnerable groups: helping to integrate the most vulnerable citizens to nurture a more diverse society.

•	Environmental sustainability: supporting a livable society that promotes environmental sustainability, mitigates and adapts to climate change.

Projects can fall into one, two or three of the sectorial lines of action cited above. These sectorial lines of action reflect both the CEB’s specific social vocation and the development logic underpinning all its activity in the following sectors of action: aid to refugees, migrants, displaced persons and other vulnerable groups; housing for low-income persons, improving living conditions in urban and rural areas, natural or ecological disasters, protection of the environment, protection and rehabilitation of the historic and cultural heritage, health, education and vocational training, administrative and judicial infrastructures, supporting micro, small and medium-sized enterprises (MSMEs) for the creation and preservation of viable jobs.

CEB – Condensed Interim Financial Statements as at 30 June 2021	3

Balance sheet

As at 30 June 2021 (unaudited) and as at 31 December 2020 (audited)

In thousand euros
	Notes	30/06/2021	31/12/2020
Assets
Cash in hand, balances with central banks		752 598	1 060 252
Financial instruments at fair value through profit or loss		254 605	158 614
Hedging derivative financial instruments		802 229	992 233
Financial assets at fair value through equity	D	3 652 729	4 035 447
Financial assets at amortised cost	D
Loans		19 049 152	17 919 658
Advances		5 418 081	1 517 278
Debt securities		1 770 294	1 785 361
Tangible and intangible assets		58 232	59 464
Other assets		183 804	430 961
Total assets		31 941 724	27 959 268
Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss		301 253	549 039
Hedging derivative financial instruments		495 005	651 892
Financial liabilities at amortised cost	E
Amounts owed to credit institutions and to customers		104 377	130 606
Debt securities in issue		27 073 823	22 772 270
Other liabilities		371 967	313 367
Social Dividend Account		48 403	49 749
Provisions		359 444	360 168
Total liabilities		28 754 272	24 827 091
Equity
Capital	F
Subscribed		5 477 144	5 477 144
Uncalled		(4 864 180)	(4 864 180)
Called		612 964	612 964
General reserve		2 627 884	2 553 081
Net profit		51 744	74 802
Total capital, general reserve and net profit		3 292 592	3 240 847
Gains or losses recognised directly in equity		(105 140)	(108 670)
Total equity		3 187 452	3 132 177
Total liabilities and equity		31 941 724	27 959 268

CEB – Condensed Interim Financial Statements as at 30 June 2021	4

Income statement

For the first half of 2021 (unaudited) and for the first half of 2020 (unaudited)

In thousand euros
	Notes	2021(*)	2020 (** )
Interest and similar income		86 506	77 228
Interest expenses and similar charges		(12 540)	(4 135)

Interest margin	G	73 966	73 093
Net gains or losses from financial instruments at fair value through profit or loss		(1 548)	(4 407)
Net gains from financial assets at fair value through equity		18	23
Commissions (income)		424	322
Commissions (expenses)		(864)	(1 021)
Net banking income		71 996	68 010
General operating expenses		(24 496)	(24 590)
Depreciation and amortisation charges of tangible and intangible assets		(3 398)	(2 338)
Gross operating income		44 102	41 082
Cost of risk		7 642	(10 171)
Net profit		51 744	30 911

(*) At 1 January 2021, the Bank opted for a summary presentation of the Interest margin in the Income statement:

-	the item "Interest and similar income" aggregates the net interest received from assets and liabilities

-	the item "Interest expenses and similar charges" aggregates the net interest paid on assets and liabilities.

Details of these items are presented in Note G.

(**) "Interest and similar income" and "Interest expenses and similar charges" at 30 June 2020 have been reclassified according to the new presentation. The reclassifications are presented in the next table.

CEB – Condensed Interim Financial Statements as at 30 June 2021	5

Change of presentation of the Interest margin

For the first half of 2020 (unaudited)

The table below shows the reclassification of interest received and paid at 30 June 2020, according to the new presentation:

-	the line "Interest and similar income" aggregates the net interest received from assets and liabilities. This item previously included net interest received and net interest paid on assets.

-	the line "Interest expenses and similar charges" aggregates the net interest paid on assets and liabilities. This item previously included net interest received and net interest paid on liabilities.

These reclassifications do not change the total amount of the interest margin at 30 June 2020.

In thousand euros
	2020 former		2020 new
	presentation	Reclassification	presentation
Financial assets at fair value through equity	(1 770)	1 770
Loans and advances at amortised cost	25 893		25 893
Debt securities at amortised cost	28 489		28 489
Amounts owed to credit institutions and to customers at amortised cost		1 638	1 638
Debt securities in issue at amortised cost		21 208	21 208
Interest and similar income	52 612	24 616	77 228
Amounts owed to credit institutions and to customers at amortised cost	1 638	(1 638)
Debt securities in issue at amortised cost	21 208	(21 208)
Other interest expenses and similar charges	(2 365)		(2 365)
Financial assets at fair value through equity		(1 770)	(1 770)
Loans and advances at amortised cost
Interest expenses and similar charges	20 481	(24 616)	(4 135)
Int erest margin	73 093		73 093

CEB – Condensed Interim Financial Statements as at 30 June 2021	6

Statement of comprehensive income

For the first half of 2021 (unaudited) and for the first half of 2020 (unaudited)

In thousand euros
	2021	2020
Net profit	51 744	30 911
Items that may be reclassified to income statement	(1 086)	(34 431)
Changes in value of debt securities at fair value through equity	1 904	(18 669)
Changes in value of hedging derivative financial instruments	(2 990)	(15 762)
Items that will not be reclassified to income statement	4 616	(4 792)
Changes in actuarial differences related to the pension scheme	3 451	(4 736)
Changes in actuarial differences related to the other post-employment benefits	1 243	(130)
Changes in value of equity instruments	(78)	74
Total other elements of comprehensive income	3 530	(39 223)
Comprehensive income	55 274	(8 312)

Statement of changes in equity

For the first half of 2021 (unaudited) and the first half of 2020 (unaudited)

								In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Debt securities at fair value through equity	Hedging derivative financial instruments	Actuarial differences	Equity instruments	Total	Total equity
Equity as at 31 December 2019	612 417	2 560 786	3 173 203	26 101	8 029	(119 150)	621	(84 399)	3 088 804
Capital increase	547	2 296	2 843						2 843
Allocation of 2019 profit		(10 000)	(10 000)						(10 000)
Net profit		30 911	30 911						30 911
Changes in value of assets and liabilities recognised directly in equity				(18 669)	(15 762)	(4 866)	74	(39 223)	(39 223)

Equity as at 30 June 2020	612 964	2 583 992	3 196 956	7 432	(7 733)	(124 016)	695	(123 622)	3 073 334
Net profit		43 891	43 891						43 891
Changes in value of assets and liabilities recognised directly in equity				16 375	17 374	(18 674)	(123)	14 952	14 952

Equity as at 31 December 2020	612 964	2 627 883	3 240 847	23 807	9 641	(142 690)	572	(108 670)	3 132 177
Net profit		51 744	51 744						51 744
Changes in value of assets and liabilities recognised directly in equity				1 904	(2 990)	4 694	(78)	3 530	3 530

Equity as at 30 June 2021	612 964	2 679 628	3 292 592	25 711	6 651	(137 996)	494	(105 140)	3 187 452

CEB – Condensed Interim Financial Statements as at 30 June 2021	7

Statement of cash flows

For the first half of 2021 (unaudited) and for the first half of 2020 (unaudited)

In thousand euros
		2021	2020
	Net profit	51 744	30 911
+/-	Depreciation charges of tangible and intangible assets	3 398	2 338
+/-	Provisions	(7 648)	10 217
+/-	Net loss/net profit from investing operations	7 032	10 339
+/-	Change in interest receivable	(10 084)	(46 357)
+/-	Change in interest payable	5 030	24 042
+/-	Other non-monetary movements	8 334	11 868
	Total of non-monetary items included in the result	6 061	12 446
+	Reimbursements related to operations with credit institutions and customers	1 105 225	1 249 544
-	Disbursements related to operations with credit institutions and customers	(4 505 281)	(4 325 754)
+	Reimbursements related to other operations affecting financial assets or liabilities	2 818 385	2 573 421
-	Disbursements related to other operations affecting financial assets or liabilities	(2 190 908)	(3 053 504)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(6 143)	(14 797)
	Net cash flows from assets and liabilities resulting from operating activities	(2 778 723)	(3 571 091)
	Total net cash flows from operating activities (a)	(2 720 917)	(3 527 733)
+	Reimbursements related to securities at amortised cost	12 900	90 000
+/-	Cash flows related to tangible and intangible assets	(2 650)	(3 631)
	Total net cash flows from investing operations (b)	10 250	86 369
+/-	Cash flows from or to member states	(431)	8 760
+	Reimbursements related to debt securities in issue	5 341 702	7 389 991
-	Disbursements related to debt securities in issue	(1 094 026)	(2 155 802)
	Total net cash flows from financing operations (c)	4 247 245	5 242 949
	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	44	2 321
	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	1 536 622	1 803 906
	Cash and cash equivalents at 1 January	2 528 981	2 550 085
	Cash in hand, balances with central banks	1 060 360	677 948
	Advances repayable on demand and term deposits with credit institutions	1 468 620	1 872 137
	Cash and cash equivalents at 30 June	4 065 603	4 353 991
	Cash in hand, balances with central banks	752 689	1 010 255
	Advances repayable on demand and term deposits with credit institutions	3 312 914	3 343 736
	Changes in cash and cash equivalents	1 536 622	1 803 906

CEB – Condensed Interim Financial Statements as at 30 June 2021	8

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of accounting methods applied by the Bank

Accounting reference

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

The Bank’s separate condensed interim financial statements as at 30 June 2021 were prepared in compliance with IAS 34 "Interim financial reporting" and are to be read together with the audited financial statements for the year ended 31 December 2020 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect full-year profits.

The half-year financial statements are unaudited.

Applicable accounting standards

The Bank did not implement new standards, amendments or interpretations adopted by the European Union for which implementation was optional as at 30 June 2021.

CEB – Condensed Interim Financial Statements as at 30 June 2021	9

NOTE B - Prudential framework

While the CEB, as a multilateral development bank (MDB), is not subject to its member states' regulations, it considers European Union directives on banking regulation and recommendations from the Basel Committee on Banking Supervision (BCBS) as a reference for its Risk Management Framework.

The Bank’s prudential framework ratios and indicators are categorized in six main areas: capital, leverage, liquidity, market credit risk, interest rate risk and foreign exchange risk.

Prudential framework	30/06/2021	30/06/2020	31/12/2020	Limit
Capital
Capital Adequacy	25.2%	26.3%	27.6%	> 10.5%
Gearing	2.31	2.10	2.16	< 2.5

Leverage
Indebtedness	8.05	8.02	6.90	< 10
Treasury Assets	3.46	3.84	2.62	< 4

Liquidity
Short-term liquidity (1 year)	116%	139%	116%	> 100%
Self-sufficiency period	10	13	7	> 6 months

Market Credit Risk
Minimum Internal Rating	≥ 7.0	≥ 7.0	≥ 7.0	≥ 7.0

Interest Rate Risk
Economic Value Sensitivity	-€ 6.51 M	-€ 0.1 M	-€ 6,57 M	< 0.5%
				of own funds (market risk)
Foreign Exchange Risk
Spot Net Open position	< €1.0 M	< €1.0 M	< €1.0 M	< € 1.0 M
Other
Cost to income ratio (adjusted)(1)	39.3%	36.9%	39.6%

(1)	The adjusted cost-to-income ratio equals general operating expenses (including net depreciation and amortization charges on fixed assets) divided by net banking income. It is calculated by eliminating unrealised gains/losses without economic substance and by netting cost-recovery income from fiduciary activities against general operating expenses.

CEB – Condensed Interim Financial Statements as at 30 June 2021	10

The Capital Adequacy Ratio (CAR), under the Standardised Approach, is a measure of the CEB’s prudential equity (EP)1 expressed as a percentage of its total risk-weighted assets (RWA)2. The capital adequacy ratio reached 25.2% at 30 June 2021, down from 27.6% at 31 December 2020, due to an increase in RWA from financial and loan operations.

The Gearing Ratio compares loans outstanding (after swap and credit enhancement) to own funds3 and establishes a volume ceiling (as opposed to a credit risk ceiling) for the CEB’s loan activity. This ratio allows for comparability with other International Financial Institutions. The limit is set at 2.5 (two and a half times own funds), i.e. € 20.4 billion at 30 June 2021. The ratio stood at 2.31 at 30 June 2021, a slight increase compared to 2.16 at the end of December 2020 due to an increase in the loan portfolio which outpaced the equivalent development in own funds.

The prudential ratios for indebtedness, treasury assets and liquidity remained within their respective limits. The changes (increase or decrease) solely reflect developments in the Bank’s ordinary activity (treasury, lending and debt).

The Minimum Internal Rating defines the minimum credit rating at the relevant purchase date at which the Bank may enter into transactions with issuers, obligors and counterparties. The Bank's Minimum Internal Rating is fixed at ≥ 7.0 (A-)4 for short-term investments and at ≥ 8.0 (A+)5 for long-term investments.

As of the end of the first half of 2021, just as at the end of 2020, there were no counterparties or transactions with minimum ratings below the respective thresholds at the relevant purchase date.

The Economic Value Sensitivity measures the change in the economic value of the Bank, including own funds (market risk (MR))6, due to an interest rate shock of +/-10 basis points. Its limit is fixed at < 0.5% of own funds (MR), i.e. +/- € 18.23 million at 30 June 2021.

As of the end of the first half of 2021, the Economic Value Sensitivity was - € 6.51 million, compared to - € 6.57 million at the end of 2020, and therefore well within the defined limit.

The Spot Net Open Position7 measures the total assets minus total liabilities in a particular foreign currency, including both on- and off-balance sheet positions. Its limit is fixed at < € 1 million per currency.

At the end of June 2021, as at the end of 2020, the Spot Net Open Position in each currency was below € 1 million, well within the defined limit.

1	Prudential equity (Ep): paid-in capital, reserves and net profit.
2	Risk-weighted assets are Bank assets or off-balance-sheet exposures, weighted according to risk. Assets are weighted according to the external credit rating or the Bank’s own risk models.
3	CEB’s own funds: subscribed capital, reserves and net profit.
4	For maturities below three months, the minimum internal rating is 6.0 (BBB) for sovereign bonds and 6.5 (BBB+) for short-term deposits.
5	For maturities up to two years the minimum internal rating is 7.0 (A-) for bonds issued by sovereigns, sub-sovereigns, agencies, supranationals and financial institutions.
6	Own funds (MR – market risk): paid-in capital, reserves, net profit, amount on the Social Dividend Account and provisions for post-employment benefits.
7	At the end of the month.

CEB – Condensed Interim Financial Statements as at 30 June 2021	11

NOTE C - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their respective accounting valuation rules.

Conditions for loan disbursements are equivalent to those applied by other financial institutions that operate on the supranational bank market. Reflecting its preferred creditor status, the Bank does not sell this type of receivables.

In thousand euros
	At fair	At fair
	value	value	At fair value
	through	through	through non-	At	Net
	profit or	recyclable	recyclable	amortised	book
30 June 2021	loss	equity	equity	cost	value
Assets
Cash in hand, balances with central banks				752 598	752 598
Financial instruments at fair value through profit or loss	254 605				254 605
Hedging derivative financial instruments	802 229				802 229
Financial assets at fair value through equity		3 651 712	1 017		3 652 729
Financial assets at amortised cost
Loans and advances				24 467 233	24 467 233
Debt securities				1 770 294	1 770 294

Total financial assets	1 056 834	3 651 712	1 017	26 990 125	31 699 688

Liabilites
Financial instruments at fair value through profit or loss	301 253				301 253
Hedging derivative financial instruments	495 005				495 005
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				104 377	104 377
Debt securities in issue				27 073 823	27 073 823
Social Dividend Account				48 403	48 403

Total financial liabilities	796 258			27 226 603	28 022 861

	At fair	At fair
	value	value	At fair value
	through	through	through non-	At	Net
	profit or	recyclable	recyclable	amortised	book
31 December 2020	loss	equity	equity	cost	value
Assets
Cash in hand, balances with central banks				1 060 252	1 060 252
Financial instruments at fair value through profit or loss	158 614				158 614
Hedging derivative financial instruments	992 233				992 233
Financial assets at fair value through equity		4 034 352	1 095		4 035 447
Financial assets at amortised cost
Loans and advances				19 436 936	19 436 936
Debt securities				1 785 361	1 785 361

Total financial assets	1 150 847	4 034 352	1 095	22 282 549	27 468 843

Liabilites
Financial instruments at fair value through profit or loss	549 039				549 039
Hedging derivative financial instruments	651 892				651 892
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				130 606	130 606
Debt securities in issue				22 772 270	22 772 270
Social Dividend Account				49 749	49 749

Total financial liabilities	1 200 931			22 952 625	24 153 556

CEB – Condensed Interim Financial Statements as at 30 June 2021	12

NOTE D - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

Financial assets at fair value through equity consist mainly of debt securities.

In thousand euros
	30/06/2021	31/12/2020
Financial assets at fair value through equity
Gross book value	3 551 381	3 905 718
Unrealised gains or losses	101 802	130 202
Impairment	(454)	(473)
Total	3 652 729	4 035 447

Financial assets at amortised cost

In thousand euros
	30/06/2021	31/12/2020
Loans to credit institutions
Gross book value	7 732 835	8 620 828
Impairment	(3 603)	(6 515)
Net book value	7 729 232	8 614 313
Loans to customers
Gross book value	11 066 641	8 840 235
Impairment	(8 446)	(11 548)
Net book value	11 058 195	8 828 687
Value adjustment to loans hedged by derivative instruments	261 725	476 658
Total loans	19 049 152	17 919 658
Advances
Advances repayable on demand - gross book value	7 582	6 620
Impairment	(2)	(2)
Net book value	7 580	6 618
Advances with agreed maturity dates or periods of notice - gross book value	5 411 167	1 510 814
Impairment	(666)	(154)
Net book value	5 410 501	1 510 660
Total advances	5 418 081	1 517 278
Debt securities
Gross book value	1 770 407	1 785 466
Impairment	(113)	(105)
Net book value	1 770 294	1 785 361
Total debt securities	1 770 294	1 785 361

CEB – Condensed Interim Financial Statements as at 30 June 2021	13

The breakdown of outstanding loans by borrowers’ country location is presented in the table below.

			In thousand euros
Breakdown by borrowers' country location	30/06/2021	%	31/12/2020%
Spain	2 002 740	10.67	2 032 854	11.67
Poland	1 702 296	9.07	1 726 137	9.91
France	1 420 956	7.57	1 295 410	7.43
Turkey	1 342 653	7.16	1 336 014	7.67
Belgium	1 132 050	6.03	995 482	5.71
Germany(1)	1 116 909	5.95	1 004 528	5.76
Slovak Republic	1 064 480	5.67	1 139 366	6.54
Netherlands	940 864	5.01	877 947	5.04
Italy(2)	878 040	4.68	753 581	4.32
Hungary	752 830	4.01	686 016	3.94
Czech Republic	746 781	3.98	744 491	4.27
Romania	605 779	3.23	617 831	3.55
Finland	596 714	3.18	536 457	3.08
Lithuania	593 355	3.16	423 787	2.43
Sweden	524 612	2.80	334 399	1.92
Ireland	443 112	2.36	396 146	2.27
Croatia	417 739	2.23	439 060	2.52
Serbia	412 954	2.20	241 879	1.39
Cyprus	401 150	2.14	413 135	2.37
Portugal	294 147	1.57	287 909	1.65
Bulgaria	270 856	1.44	293 902	1.69
Greece	217 500	1.16	157 500	0.90
Estonia	151 204	0.81	3 841	0.02
Slovenia	125 244	0.67	125 272	0.72
North Macedonia	105 414	0.56	107 599	0.62
Albania	88 486	0.47	94 310	0.54
Bosnia and Herzegovina	85 961	0.46	88 395	0.51
Moldova (Republic of )	83 522	0.45	48 376	0.28
Iceland	80 402	0.43	83 663	0.48
Montenegro	58 215	0.31	59 591	0.34
Kosovo	35 000	0.19	17 784	0.10
Latvia	25 500	0.14	22 600	0.13
Georgia	20 397	0.11	19 478	0.11
San Marino	10 000	0.05	7 000	0.04
Andorra	8 400	0.04	8 400	0.05
Denmark	6 667	0.04	6 667	0.04
Total	18 762 931	100.00	17 426 805	100.00

(1) of which € 3.6 million outstanding in favour of target countries as at 30 June 2021 (31 December 2020: € 4.2 million)

(2) of which € 24.3 million outstanding in favour of target countries as at 30 June 2021 (31 December 2020: € 25.0 million)

CEB – Condensed Interim Financial Statements as at 30 June 2021	14

NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros
	30/06/2021	31/12/2020
Amounts owed to credit institutions and to customers
Interest-bearing accounts	71 044	90 606
Borrowings and term deposits	33 333	40 000
Total	104 377	130 606
Debt securities in issue at amortised cost
Bonds	24 131 505	21 843 305
Euro Commercial Paper	2 251 006
Interest payable	156 559	154 572
Value adjustment to debt securities in issue hedged by derivative instruments	534 753	774 393
Total	27 073 823	22 772 270

CEB – Condensed Interim Financial Statements as at 30 June 2021	15

NOTE F - Capital

Capital breakdown by member state at 30 June 2021 is presented below.

			In thousand euros
Members	Subscribed capital	Uncalled capital	Called capital	Percent age subscribed capital
France	915 770	814 114	101 656	16.720%
Germany	915 770	814 114	101 656	16.720%
Italy	915 770	814 114	101 656	16.720%
Spain	597 257	530 958	66 299	10.905%
Turkey	388 299	345 197	43 102	7.089%
Netherlands	198 813	176 743	22 070	3.630%
Belgium	164 321	146 083	18 238	3.000%
Greece	164 321	146 083	18 238	3.000%
Portugal	139 172	123 724	15 448	2.541%
Sweden	139 172	123 724	15 448	2.541%
Poland	128 260	114 023	14 237	2.342%
Denmark	89 667	79 712	9 955	1.637%
Finland	69 786	62 039	7 747	1.274%
Norway	69 786	62 039	7 747	1.274%
Bulgaria	62 459	55 526	6 933	1.140%
Romania	59 914	53 264	6 650	1.094%
Switzerland	53 824	43 229	10 595	0.983%
Ireland	48 310	42 948	5 362	0.882%
Hungary	44 788	39 816	4 972	0.818%
Czech Republic	43 037	38 260	4 777	0.786%
Luxembourg	34 734	30 878	3 856	0.634%
Serbia	25 841	22 973	2 868	0.472%
Croatia	21 376	19 003	2 373	0.390%
Cyprus	19 882	17 676	2 206	0.363%
Slovak Republic	18 959	16 854	2 105	0.346%
Albania	13 385	11 899	1 486	0.244%
Latvia	12 808	11 387	1 421	0.234%
Estonia	12 723	11 311	1 412	0.232%
North Macedonia	12 723	11 311	1 412	0.232%
Lithuania	12 588	11 191	1 397	0.230%
Slovenia	12 295	10 930	1 365	0.224%
Iceland	10 144	9 018	1 126	0.185%
Malt a	10 144	9 018	1 126	0.185%
Georgia	9 876	8 780	1 096	0.180%
Bosnia and Herzegovina	9 689	8 614	1 075	0.177%
Montenegro	6 584	5 853	731	0.120%
Kosovo	6 559	5 831	728	0.120%
Moldova (Republic of )	5 488	4 878	610	0.100%
Andorra	4 925	4 378	547	0.090%
San Marino	4 867	4 206	661	0.089%
Liechtenstein	2 921	2 374	547	0.053%
Holy See	137	107	30	0.003%
Total at 30 June 2021	5 477 144	4 864 180	612 964	100.000%
Total at 31 December 2020	5 477 144	4 864 180	612 964	100.000%

In 2020, further to Andorra’s accession, the Bank’s subscribed capital increased by € 4 925 thousand, of which € 547 thousand related to called capital. Its contribution to the reserves totals € 2 296 thousand. The payments of the called capital and the contribution to the reserves are scheduled in four equal annual instalments. The first two instalments of € 711 thousand each were paid in 2020 and 2021.

CEB – Condensed Interim Financial Statements as at 30 June 2021	16

NOTE G - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

The interest margin for the first half of 2021 (unaudited) and the first half of 2020 (unaudited) is presented in the table below:

In thousand euros
	2021	2020
Loans and advances at amortised cost (*)

- Credit institutions and central banks		41 529
- Customers		42 410
Hedging derivatives		(58 047)
Sub-total		25 893
Debt securities at amortised cost	26 449	28 489
Amounts owed to credit institutions and to customers	1 052	1 638
Debt securities in issue at amortised cost	(106 300)	(156 812)
Hedging derivatives	165 305	178 020
Sub-total	59 005	21 208
Interest and similar income	86 506	77 228
Other interest expenses and similar charges	(2 203)	(2 365)
Financial asset sat fair value through equity (*)	8 017	9 180
Hedging derivatives	(11 662)	(10 950)
Sub-total	(3 645)	(1 770)
Loans and advances at amortised cost (*)

- Credit institutions and central banks	13 537
- Customers	39 890
Hedging derivatives	(60 119)
Sub-total	(6 692)
Interest expenses and similar charges	(12 540)	(4 135)
Interest margin	73 966	73 093

(* ) of which negative interest impact :		In thousand euros
- Financial assets at fair value through equity	(2 758)	(2 559)
- Advances at amortised cost	(10 161)	(7 059)
	(12 919)	(9 618)

Interest received and interest paid are grouped by product.

The net amounts received are classified under the item "Interest and similar income" and the net amounts paid are classified under the item "Interest expenses and similar charges", regardless of the classification of the product as an asset or a liability.

These net amounts by product also include the negative interest of the product concerned.

Interest income and expenses of fair value hedging derivatives are presented together with the income and expenses from hedged items.

CEB – Condensed Interim Financial Statements as at 30 June 2021	17